Exhibit 99.1

MYR Group Announces the Appointment of Betty R. Johnson as Senior Vice President, Chief Financial Officer and Treasurer

Rolling Meadows, Ill., October 19, 2015 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, announced today the appointment of Betty R. Johnson as MYR’s Senior Vice President, Chief Financial Officer and Treasurer, effective October 19, 2015. Ms. Johnson has been a member of MYR’s Board of Directors (the “Board”) since 2007 and for that time has served on the Board’s Audit and Nominating and Corporate Governance Committees. Effective October 19, 2015, Ms. Johnson resigned from the Board and all Board committees on which she served so that she could commence employment with MYR.

Prior to this appointment, Ms. Johnson served as Executive Vice President, Chief Financial Officer and Treasurer of Faith Technologies, Inc., a privately held electrical, engineering and technology systems contractor since 2015. From 2009 to 2014, Ms. Johnson served as the Vice President of Global Finance and Chief Financial Officer of Sloan Valve Company, an international manufacturer and distributor of water efficient products to the commercial plumbing industry. Prior to this, Ms. Johnson was Executive Vice President and Chief Financial Officer with Block and Company, Inc., a manufacturer and distributor of money handling and office products from 2003 to 2009. From 1999 to 2003, she served as the Vice President Operations/Finance with Encompass Services Corporation, an electrical and mechanical construction company. Ms. Johnson served as MYR’s Controller from 1992 to 1998 and Vice President and Controller from 1998 to 1999. In addition, Ms. Johnson has 11 years of experience in various auditing roles within Deloitte and Touche’s construction industry group. Ms. Johnson holds a bachelor’s degree in business administration from Loyola University Chicago and is a certified public accountant.

Ms. Johnson will replace Paul J. Evans as MYR’s Chief Financial Officer. Mr. Evans’ employment relationship with MYR ended on October 19, 2015.

Bill Koertner, MYR’s President and CEO said, “We are very happy to welcome Betty back to MYR’s management team. Throughout her service on our Board, she demonstrated strong financial leadership skills and a broad knowledge of our company and the electrical construction industry. We are excited to add this experience to our management team and are confident that her broad experience and hands-on approach will have a positive impact on our organization as we grow.”

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group's comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group's transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com